Exhibit 3.85

January 27, 2004

TETON OPERATING SERVICES, LLC

LIMITED LIABILITY

COMPANY AGREEMENT

I

13. AMENDMENT OF AGREEMENT	7

14. MISCELLANEOUS	7

Nature of Interest of Members	7
Applicable Law	7
Successors in Interest	7
Severability	7
Rights and Remedies Cumulative	7

II

LIMITED LIABILITY COMPANY AGREEMENT
OF TETON OPERATING SERVICES, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this Agreement) is entered into this 27” day of January, 2004, by TETON POWER FUNDING LLC (the Member), a Delaware limited company, which hereby forms a limited liability company “Teton Operating Services, LLC’ (TOS) pursuant to the Delaware Limited Liability Company Act upon the following terms and conditions:

1.             NAME AND PLACE OF BUSINESS

1.             The name of TOS is ‘Teton Operating Services, LLC”. Its registered office is c/o the Corporation Service Company, 2711 Centerville Road, Ste. 400, in the City of Wilmington, County of New Castle, Delaware 19808, and its registered agent is The Corporation Service Company. Its principal place of business is c/o Teton Power Funding LLC, 200 Clarendon Street, 55th Floor, Boston, MA 02117, or such other place or places as the Member may hereafter determine in accordance with this Agreement.

2.           DEFINITIONS AND RULES OF CONSTRUCTION

Definitions

2.1          As used herein, the following terms shall have the following respective meanings:

Act means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 through §18-1107, as amended and in effect from time to time.

Affiliate shall mean, in relation to any specified entity, any other entity controlled, directly or indirectly, by the specified entity, any other person or entity that controls, directly or indirectly, the specified entity or any other entity directly or indirectly under common control with the specified entity. For this purpose, control of any entity shall mean ownership of a majority of the voting power of the entity.

Agreement means this Limited Liability Company Agreement of TOS.

Certificate means the Certificate of Formation of TOS, as amended, modified or supplemented from time to time.

Interest means the personal property ownership right of the Member in TOS.

Member means Teton Power Funding LLC, a limited liability company formed under the law of the State of Delaware.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, partnership, governmental authority or other entity.

TOS means Teton Operating Services, LLC, the Delaware limited liability company to be formed by the Member under this Agreement.

Rules of Construction

2.2                               Unless the context otherwise clearly requires:

(a)                                  the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)                                  whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)                                  the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)                                  the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)                                  any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(f)                                    any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g)                                 the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(h)                                 all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(i)                                     the headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

3.           BUSINESS, PURPOSE, AND TERM OF TOS

Character of the Business

3.1         The purpose of TOS shall be to engage in any lawful business, purpose or activity permitted by law as directed from time to time by the Member.

Term of TOS

3.2          The term of TOS shall commence on the date the Certificate is filed with the Delaware Secretary of State in accordance with the provisions of the Act and shall continue until dissolved and terminated pursuant to this Agreement.

Other Qualifications

3.3          The parties to this Agreement agree that TOS shall file or record such documents and take such other actions under the laws of any jurisdiction as are necessary or desirable to permit TOS to do business in any such jurisdiction as is selected by TOS and to promote the limitation of liability for the Member in any such jurisdiction.

4.             CAPITAL CONTRIBUTION

The Member shall make a contribution to the capital of TOS in an amount equal to $10 in exchange for issuance to it of the Interest. The Member may make such additional contributions of cash or property from time to time to TOS as the Member may from time. to time determine in its sole discretion.

5.             DISTRIBUTIONS

Cash of TOS which is not required, in the judgment of the Member, to meet obligations of TOS nor reasonably necessary for future TOS operations shall be distributed to the Member in such amounts and at such times as determined by the Member.

6.             MANAGEMENT OF TOS

General

6.1          The Member shall be responsible for the management of TOS, and shall have the fullest right, power, and authority to manage, direct, and control all of the business and affairs of TOS and to transact business on its behalf.

Election of Officers; Delegation of Authority

6.2          The Member hereby designates Daniel R. Revers as the President of TOS, Carter A. Ward as the Vice Resident of TOS, and John A. Tisdale as the Secretary of TOS. The Member may designate one or more additional officers with such titles as may be designated by the Member to act in the name of TOS with such authority as may be delegated to such officer(s) by the Member. Each officer shall act pursuant to its, delegated authority until such officer is removed by the Member. Any action taken by an officer designated by the Member shall constitute the act of and serve to bind TOS.

7.             LIABILITY OF MEMBER

Member shall not be personally liable for the expenses, liabilities, debts, or obligations of TOS except as provided in the Act.

8.             ACCOUNTING AND FISCAL MATTERS

Books and Records

8.1          The Member shall keep, or shall cause to be kept, full, accurate, complete, and proper books and records of all of the operations of TOS.

Fiscal Year

8.2          The fiscal year of TOS for financial and, to the extent applicable, tax purposes (the Fiscal Year) shall be the calendar year; provided that the last Fiscal Year of TOS shall end on the date on which TOS is terminated.

9.             TAX MATTERS

Tax Characterization of TOS; Allocation of Income and Loss

9.1          The Member intends that for federal (and, to the extent applicable and appropriate, state and local) income tax purposes, while the Member is the’solc owner of the limited liability company interests of TOS, TOS shall be disregarded as an entity separate from the Member, and all items of TOS income, deduction, gain, loss and expense shall be allocated to the Member.

Withholding

9.2          TOS shall comply with tax withholding requirements under United States federal, state and local law and shall remit amounts withheld to and file required forms with the applicable authorities. TOS shall treat any amount withheld or paid over to a tax authority with respect to distributions or allocations to the Member as having been distributed or allocated to the Member.

Tax Reporting

9.3          The Member shall cause to be prepared and timely shall file all tax returns and reports required to be filed by TOS, if any.

10.          SUBSTITUTE MEMBERS

The Member may sell, assign, give, hypothecate, pledge, transfer, bequeath, or otherwise dispose of any or all of its Interest, in whole or in part, voluntarily, involuntarily, by operation of law, or otherwise, to any other Person.

11.          EXCULPATION AND INDEMNIFICATION

11.1                         (a)       The Member shall not be liable to TOS for any losses, claim, damages or liabilities arising from, relating to, or in connection with, this Agreement or the business’or affairs of TOS, except as are determined by final judgment of a court of competent jurisdiction to have resulted from the Member’s gross negligence, willful misconduct or from the failure by the Member to make a capital contribution required to be made by it pursuant to the terms hereof. In no event shall the Member be liable to TOS for consenting to or withholding its consent from, any proposed action by TOS for which the approval of the’ Member is required under this Agreement.

(b)                                 TOS shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Member against any losses, claims, damages or liabilities to which the Member may become subject in connection with any matter arising from, relating to, or in connection with, this Agreement or the business or affairs of TOS, except for any losses, claims, damages or liabilities as are determined by final judgment of a court of competent jurisdiction to have resulted from the Member’s gross negligence, willful misconduct or from the failure by the Member to make a capital contribution required to be made by it pursuant to the terms hereof. If the Member becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising from, relating to, or in connection with this Agreement or the business or affairs of TOS, whether or not pending or threatened and whether or not the Member is a party thereto, TOS will periodically reimburse the Member for its actual legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith upon submission by the Member of paid receipts or other evidence of such expenses satisfactory to TOS; provided that the Member shall promptly repay to TOS the amount of any such reimbursed expenses paid to it to the extent that it shall ultimately be determined that the Member is not entitled to be indemnified by TOS in connection with such action, proceeding or investigation as provided in the exception contained in the immediately preceding sentence. If for any reason (other than the gross negligence or willful misconduct of the Member or the Member’s failure to make a required capital contribution) the foregoing indemnification is unavailable to the Member, or insufficient to hold it harmless, then TOS shall contribute to the amount paid or payable by the Member as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by TOS on the one hand and the Member on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(c)                                  Notwithstanding anything else contained in this Agreement, the reimbursement, indemnity and contribution obligations of TOS under paragraph (b) above shall (i) be in addition to any liability that TOS may otherwise have, (ii) extend upon the same terms and conditions to the directors, officers, trustees, committee members, employees, stockholders, members, partners, agents and representatives of the Member and of each Affiliate of Member, (iii) be binding upon and inure to the benefit of any successors or assigns permitted under this Agreement, heirs and personal representatives of the Member and (iv) be limited to the assets of TOS .

(d)           The foregoing provisions of this Section 11 shall survive any termination of this Agreement.

Liability of the Member

11.2        Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of TOS, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of TOS, and the Member shall not be obligated personally for any such debt, obligation or liability of TOS solely by reason of being the Member. Except as otherwise expressly provided in the Act, the liability of the Member for capital contributions shall be limited to the amount of capital contributions required to be made by the Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

12.          DISSOLUTION

Withdrawal

12.1        The Member may withdraw from TOS at any time.

Dissolution of TOS

12.2                           (a)       TOS shall be dissolved, wound up and terminated as provided herein upon ‘the (i) withdrawal, resignation or bankruptcy of the Member, (ii) the termination of the legal existence of the Member or the occurrence of any other event which terminates the continued membership of the Member or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act (an Event of Withdrawal).

(b)                                 In the event of the dissolution of TOS for any reason, the Member or his successors or assigns (the Liquidator) shall commence to wind up the affairs of TOS and to liquidate TOS assets.

(c)                                  The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of TOS in connection with the liquidation and termination of TOS that it would have with respect to the assets and liabilities of TOS during the term of TOS.

(d)                                 Notwithstanding the foregoing, a Liquidator which is not the Member shall not be deemed the Member in TOS and shall not have any of the economic interests in TOS of the Member.

13.       AMENDMENT OF AGREEMENT

Amendments to this Agreement may be made only if embodied in an instrument signed by the Member.

14.       MISCELLANEOUS

Nature of Interest of Members

14.1     The Interest of the Matter in TOS is personal property.

Applicable Law

14.2     Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement, the rights and obligations of the Memba, and any claims and disputes relating thereto, shall be subject to and governed by the Act and the other laws of the State of Delaware as applied to agreements among Delaware residents to be entered into and performed entirely within the State of Delaware, and such laws shall govern the limited liability company aspects of this Agreement.

Successors in Interest

14.3     Each and all of the covenants, agreements, terms, and provisions of this Agreement shall be binding upon and inure to the benefit of the Member and, to the extent permitted by this Agreement, its heirs, executors, administrators, personal representatives, successors and assigns.

Severability

14.4     Any provision of this Agreement which is invalid, illegal, or unenforceable in any respect in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without in any way affecting the validity, legality, or enforceability of the remaining provisions hereof, and any such invalidity, illegality, or unenforceability in any jurisdiction shall not invalidate or in any way affect the validity, legality, or enforceability of such provisions in any other jurisdiction.

Rights and Remedies Cumulative

14.5     The rights and remedies provided by this Agreement are given in addition to any other rights and remedies the Member may have by law, statute, ordinance or otherwise. All such rights and remedies are intended to be cumulative.

IN WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

Member:

TETON POWER FUNDING LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

LLC Agreement Signature Page for Teton Operating Services, LLC